Exhibit 10.12

THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT

This Third Amendment, dated as of December 31, 2005 (the “Third Amendment”), to the Stock Purchase Agreement, dated as of March 18, 2004 (the “Agreement”), is made by and between Cathay General Bancorp, a Delaware corporation and a registered Bank Holding Company under the Bank Holding Company Act of 1956 as amended (“Cathay”), and Broadway Financial Corporation, a Delaware corporation and a registered savings and loan holding company under the Home Owners Loan Act (“BFC”), the parent of Broadway Federal Bank (“BFB”), a federal savings bank. BFB joins this Third Amendment as a party to the Agreement. The First Amendment to the Agreement was dated as of April 21, 2004. The Second Amendment to the Agreement was dated as of June 30, 2005.

WITNESSETH:

A. On April 21, 2004, Cathay withdrew the application it had submitted to the Federal Reserve Bank of San Francisco (the “FRBSF”) on April 8, 2004 to acquire up to 215,000 Shares of BFC as contemplated under the Agreement. Thereafter, Cathay acquired an initial 70,000 Shares in June, 2004 (no regulatory approval was required for this acquisition because it constituted an equity interest of less than 5% of BFC’s stock). Cathay re-submitted its application to the FRBSF to acquire the remaining 145,000 Shares on December 23, 2005.

B. The parties still intend to proceed with the transactions contemplated under the Agreement as soon as regulatory circumstances permit and, therefore, wish to extend the term of the Agreement.

C. The parties also wish to adjust the terms of the Purchase Price to account for changes in BFC’s share price.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

1. Section 1.3 of the Agreement is amended in its entirety to read as follows:

1.3 Purchase Price. In consideration of the sale by BFC of the Shares, Cathay, on the conditions set forth herein, shall deliver to BFC on the Effective Date $13.50 per share, payable in immediately available funds, provided, however, that if Cathay acquires the remaining 145,000 Shares after December 31, 2005, the purchase price that Cathay shall pay will be the higher of: (i) the average closing price per BFC Share for the sixty (60) calendar days immediately prior to the Closing of Cathay’s acquisition of the remaining 145,000 Shares, plus $0.75 per share, or (ii) the average closing price per BFC Share for the ten (10) trading days immediately prior to the Closing of Cathay’s acquisition of the remaining 145,000 Shares, plus $0.75 per share; provided, however, that in neither case shall the purchase price exceed $13.50 per share.

2. Section 10.2(b) of the Agreement is amended in its entirety to read as follows:

(b) By Cathay on or after June 30, 2006, if any of the conditions in Section 6 to which the obligations of Cathay are subject have not been fulfilled.

3. All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, Cathay, BFC and BFB have each caused this Third Amendment to be signed as of the day and year first above written.

BROADWAY FINANCIAL CORPORATION		BROADWAY FEDERAL BANK

By:	/s/ Paul C. Hudson	By:	/s/ Paul C. Hudson
Its:	President and CEO	Its:	President and CEO

CATHAY GENERAL BANCORP

By:	/s/ Dunson K. Cheng
Its:	President and CEO